News Release

Contact:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                  Maria Platsis
Executive Vice President and           Senior Director of Corporate Development
Chief Administrative Officer           and Investor Relations
(609) 936-2481                         (609) 936-2333
jhenneman@Integra-LS.com               mplatsis@Integra-LS.com

                    Integra LifeSciences Announces Results of
                      Stockholders' Vote at Annual Meeting

Plainsboro, New Jersey, May 17, 2005 -- Integra LifeSciences Holdings Corporation (Nasdaq: IART) announced at the annual meeting of stockholders today that David C. Auth, Ph.D., Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, James M. Sullivan, and Anne M. VanLent were elected to the Company's Board of Directors for one-year terms. Mr. Neal Moszkowski notified the Board of Directors that he decided not to stand for re-election as a director at the annual meeting as a result of his new firm TowerBrook Capital Partners, L.P. being formed as a consequence of a spinout from Soros Fund Management LLC and no longer being responsible for the management of the continuing Soros investment in Integra. Stockholders also ratified the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors and approved an amendment to the Company's 2003 Equity Incentive Plan that increased the number of shares authorized for issuance under the Plan from 2,500,000 to 4,000,000.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neuro-trauma and neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. We have approximately 1,200 employees. Please visit our website at (http://www.integra-LS.com).

Source: Integra LifeSciences Holdings Corporation